SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)    December 18, 1998
                                                     ------------------------
                                                        (November 30, 1998)
                                                     ------------------------


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                -------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                   Commission
          New Mexico               File Number 1-6986       85-0019030
   -------------------------                   ------      ------------
 (State or Other Jurisdiction                            (I.R.S. Employer
        of Incorporation)                             Identification Number)



         Alvarado Square, Albuquerque, New Mexico                    87158
         ----------------------------------------                  ---------
         (Address of Principal Executive Offices)                  (Zip Code)


                                 (505) 241-2700
                  ---------------------------------------------
              (Registrant's Telephone Number, Including Area Code)




          (Former Name or Former Address if Changed, Since Last Report)

Electric Rate Case

As previously reported, in November 1997, the Company filed its electric rate case pursuant to a New Mexico Public Utility Commission ("NMPUC") order. (See
PART 1, ITEM 2. - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OTHER ISSUES FACING THE COMPANY - Electric Rate Case" in the 1997 Form 10-K.) In conjunction with the rate case, the Company and a number of parties, many of whom were involved in the rate case, had been negotiating a settlement agreement to resolve the electric rate case and provide a proposal for legislation for open access and electric competition for the Company's retail customers. (See PART I, ITEM II. -"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OTHER ISSUES FACING THE COMPANY - Electric Rate Case" in the quarterly report on Form 10-Q for the quarter ended September 30, 1998.) The parties have not reached an agreement.

On November 30, 1998, the NMPUC issued a final order in the electric rate case. In the final order, the NMPUC ordered the Company to reduce its rates for certain cost of service items and for the revaluation of its generation resources to a so-called "market-based price." The method used by the NMPUC for determining the rates the Company can charge for its generation resources is a drastic departure from traditional embedded cost based ratemaking and is an approach that the Company believes is unlawful. In addition, the final order stated that recovery of stranded costs is illegal. The NMPUC ordered the rate decrease to be phased in three steps, with the first phase of the rate reduction to be effective at the end of 1998 and the final phase occurring at the end of 2000. The NMPUC did not include anything in the order that stated what the annual rate reductions would be, but did publicly state that the Company's rates would be reduced by $51.0 million in 1999, an additional $20.0 million in 2000 and an additional $20.0 million in 2001 for a total rate reduction of $91.0 million. The Company's analysis of the order indicates that the overall rate reduction will be approximately $112.0 million from 1996 test period revenue levels, or $21.0 million more than what was stated by the NMPUC. The Company, in its motion for rehearing discussed below, pointed out this discrepancy and asked the NMPUC for clarification. Based on the Company's interpretation of the order, the Company would be required to reduce rates in 1999 by $60.5 million, $25.7 million in 2000 and $25.7 million in 2001. The NMPUC's Executive Director was quoted in the media on December 17, 1998, as admitting that a calculation error had occurred and stated that the reduction really would be approximately $111 million.

If the order is implemented, and the Company is required to collect its generation costs at a rate lower than its embedded cost of generation with no recovery of stranded costs, the Company estimates that it could be required to record a pre-tax accounting loss of up to $540.0 million, according to its interpretation of current accounting rules. In addition, the Company would discontinue application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, for its generation operations. However, due to the circumstances discussed below and the uncertainties relating to the accounting treatment of this order, it is not yet possible to determine the timing of any accounting loss, if any, that the Company may have to record.

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

On December 8, 1998, the Company filed a motion with the NMPUC for a stay and rehearing of its final order. In the filing, the Company pointed out that the rate established by the NMPUC in the final order must be just and reasonable in order to balance the interests of ratepayers and shareholders. The Company believes the total effect of the final order, if implemented, will jeopardize the Company's financial integrity and its ability to withstand any future significant adverse financial or operational events. In addition, the Company cited in its motion that the NMPUC sought to implement the new rates on an abbreviated schedule, impairing the Company's ability to seek meaningful judicial review and made procedural errors in finalizing the order, including not allowing a recommended decision from the hearing examiner who presided over the hearing before issuing its order and by not making the findings required by law. Due to the abbreviated schedule ordered by the NMPUC, the Company requested a ruling on its motion for stay by December 11, 1998, which did not occur.

The Company filed a notice of appeal on December 14, 1998,with the New Mexico Supreme Court ("Supreme Court"), requesting a stay of the final order pending appeal. The Company argued that it met the test for a stay in that there is a likelihood the Company will prevail on the merits and irreparable harm would occur to the Company if the stay were not granted and no irreparable harm would occur to opponents or the public by granting the stay. The Company agreed to refund revenues collected in excess of those authorized in the order if the order is upheld on appeal. The Company also argued that the order is unlawful based on numerous grounds identified in the motion for rehearing filed with the NMPUC, including that the end result of the order jeopardizes the Company's financial integrity and the rates established are inadequate to compensate shareholders for their investment risk.

On December 16, 1998, the Supreme Court issued an order granting the Company's motion for a stay of the final order pending appeal and prohibiting any further actions or proceedings until further order of the Supreme Court.

The Company is currently unable to predict the ultimate outcome of the electric rate case or the notice of appeal filed with the Supreme Court.

Residential Electric, Incorporated ("REI")

As previously reported, in October 1998, REI, a new entity incorporated in the state of New Mexico for the purpose of supplying electricity to retail customers, which is not related to the Company, filed its applications along with a request for an extremely expedited approval process with the NMPUC for supplying electricity to the metropolitan areas of Albuquerque, Rio Rancho and Santa Fe. Various interested parties, including the Company, presented testimony requesting adequate time for the case and procedural due process, noting the significant public policy issues raised by the applications and the lack of adequate information provided by the applicant. (See PART I, ITEM II. - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OTHER ISSUES FACING THE COMPANY - Residential Electric, Incorporated ("REI")" in the quarterly report on Form 10-Q for the quarter ended September 30, 1998.)

A public hearing was held in November 1998. On November 30, 1998, the NMPUC issued a final order approving REI's request to serve retail electric customers in the Company's service territory and requiring the Company to provide REI with transmission, distribution and related services on the Company's system.

The Company strongly believes that the NMPUC is without authority to provide the relief sought by REI. The Company will vigorously defend its position through all appropriate means in order to protect the Company's financial integrity, the shareholders' interest and the provision of reliable services to the Company's customers.

Creation of Three Non-Utility Subsidiaries

As previously reported, in June 1995, the Company filed an application with the NMPUC for authorization for the creation of three wholly-owned non-utility subsidiaries. The Company sought approval to invest a maximum of $50 million in the three subsidiaries over time and to enter into reciprocal loan agreements for up to $30 million with these subsidiaries. In June 1997, the NMPUC hearing examiner issued a recommended decision for approval, with a number of conditions. The recommendation indicated that any capital infusion or financial assistance to the Company's proposed subsidiaries beyond the requested $50 million and reciprocal loans exceeding more than $30 million with these subsidiaries will require prior approval from the NMPUC. The recommendation also directed that all investments made in the subsidiaries and their operations should not adversely affect the Company's ratepayers. (See PART 1, ITEM 2. - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OVERVIEW - Competitive Strategy " in the 1997 Form 10-K.)

On December 15, 1998, the NMPUC issued a final order approving the NMPUC hearing examiner's recommended decision with certain modifications. The NMPUC defined, in the order, a new term as "available unappropriated retained earnings" for purposes of making investments in the subsidiaries and determined that this is the source of funds from which the Company may make investments in the subsidiaries. Pursuant to the order, the Company is required to file an annual report with the NMPUC, including a summary of its cumulative available unappropriated retained earnings balance, and a detailed accounting of each subsidiary's investment activities. In any quarter in which its available unappropriated retained earnings balance is zero or negative, including the effect of any material "unrecognized accounting loss", the Company is required to cease further non-utility investments and to file a notification with the NMPUC. The Company is currently evaluating the implications of the order and what steps, if any, to take in the future.


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City of Albuquerque ("COA") Retail Pilot Load Aggregation Program

As previously reported, the COA filed a petition in 1997 with the NMPUC to institute a Retail Pilot Load Aggregation Program whereby the COA would serve as the aggregator for certain selected customers ranging from residential to industrial classes. The plan would comprise 10-12 MW of the Company's peak load. In August 1998, the NMPUC issued an order requiring the Company to implement a retail pilot program for a one year period commencing with the first billing cycle in December 1998. In September 1998, the Company filed a motion with the NMPUC for rehearing, requesting a delay in the implementation date to allow reasonable time for installation of the necessary systems to accommodate the pilot program. In addition, the Company requested that the NMPUC reconsider its determination that it has jurisdiction to order the pilot program and stay, pending review of such an order by the Supreme Court, the effect of the order. The NMPUC ordered a rehearing but not on the question of its jurisdiction. The rehearing was held in October 1998. At the conclusion of the rehearing, the NMPUC ordered a work plan for the pilot program, which was prepared and submitted jointly by the Company, COA and the NMPUC Staff on October 21, 1998. In October 1998, the Company filed with the Supreme Court a notice of appeal and motion for stay, arguing that the NMPUC lacks authority in the matter. (See PART I, ITEM II. - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - OTHER ISSUES FACING THE COMPANY - City of Albuquerque ("COA") Retail Pilot Load Aggregation Program" in the quarterly report on Form 10-Q for the quarter ended September 30, 1998.)

On December 15, 1998, the Supreme Court issued a stay of the Retail Pilot Load Aggregation Program pending a full hearing by the Supreme Court. The Company is currently unable to predict the ultimate outcome of this case.

Resignation of Chief Operating Officer

On November 30, 1998, Mr. Jeff E. Sterba resigned as executive vice president and chief operating officer of the Company, effective December 31, 1998, to become executive vice president of USEC, Inc., a global energy company headquartered in Bethesda, Maryland. Mr. Sterba has been with the Company for over 21 years and became executive vice president in March 1997. Mr. Sterba has been extensively involved in the Company's electric rate case. He had also been negotiating a settlement agreement with a number of parties, to resolve the electric rate case and provide a proposal for legislation for open access and electric competition for the Company's retail customers in New Mexico.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Public Service Company of New Mexico
                                                     (Registrant)




Date:  December 18, 1998                        /s/ Donna M. Burnett
                                          -------------------------------------
                                                 Donna M. Burnett
                                                 Vice President and
                                                 Corporate Controller





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